                                                                    Exhibit 99.1

   USA NETWORKS, INC., LYCOS, INC. AND TICKETMASTER ONLINE-CITYSEARCH, INC.
           ANNOUNCE CREATION OF USA/LYCOS INTERACTIVE NETWORKS, INC.

           FORM ONE OF THE LARGEST E-COMMERCE ENTITIES IN THE WORLD
                         AND A LEADING PORTAL NETWORK

   TMCS and LYCOS Agree to Merge; USAi to Contribute Home Shopping Network,
           Ticketmaster and Internet Shopping Network/First Auction

New York, NY February 9, 1999 USA Networks, Inc. (NASDAQ: USAI), Lycos, Inc. (NASDAQ: LCOS) and Ticketmaster Online-Citysearch, Inc. (NASDAQ: TMCS) announced today definitive agreements to combine USAi's e-commerce and Internet assets with Lycos. Under the agreements, TMCS and Lycos will merge, USAi will contribute Home Shopping Network, Ticketmaster and Internet Shopping Network/First Auction to the venture and the combined company will be renamed USA/Lycos Interactive Networks, Inc. Barry Diller, Chairman and Chief Executive Officer of USAi, will become the Chairman of USA/Lycos. Robert Davis, President and Chief Executive Officer of Lycos, will become President and Chief Executive Officer of the new Company and will join its Board of Directors.

USA/Lycos Interactive Networks (USA/Lycos) will be one of the largest e-commerce entities in the world and the only global Internet portal with local content, auctions and a direct commerce business. USA/Lycos will have at its inception, on an historical pro forma basis, combined revenue of more than $1.5 billion, significant operating cash flow, and a profit before goodwill amortization. On the first hour of the first day, USA/Lycos will have the immediate capacity to reach 70 million television homes, take more than 1 million transactional phone calls and ship more than 200,000 units each day. On the Internet, USA/Lycos will reach approximately 30 million people, nearly 50 percent of all users, through its network of Web sites. The company will operate four of the top 20 Web sites with Lycos, Tripod, Hotbot and Angelfire and a network of 19 online city guides. USA/Lycos will immediately handle more than 1 million online transactions per quarter, including online real-time auctions. It will be a global company with interests or holdings in Canada, Mexico, South America, Asia, Europe and Australia.

USA/Lycos will combine Lycos, the second most visited Web portal and largest online community, with TMCS, the leading provider of local content, advertising and commerce on the Internet. The new company will include the substantial electronic commerce infrastructure of HSN, the pioneer in electronic retailing through television, and Ticketmaster, the premier ticketing company in the nation. Ted Philip, Chief Financial Officer of Lycos, will become Chief Financial Officer of the new entity and will join its Board of Directors. Charles Conn will remain Chief Executive Officer of TMCS and is expected to take on additional senior management responsibilities within the new Company.



Upon the closing of the transaction, USAi will own 61.5 percent, Lycos shareholders will own 30 percent and TMCS shareholders other than USAi will own
8.5 percent of the USA/Lycos equity (TMCS shareholders, including USAi, will receive in the aggregate approximately 19 percent of the USA/Lycos equity). Additionally, Lycos shareholders can increase their ownership another 5 percent, to a total of 35 percent, and TMCS public shareholders can increase their ownership by 0.15 percent, to a total of 8.65 percent, should the initial USA/Lycos shares achieve an average market value of $45 billion over specified periods.

USA/Lycos will have a significant relationship with USAi, which will bring promotional opportunities across USAi's broadcasting and cable assets, which reach 90 percent of U.S. TV-viewing households and include The USA Network, The Sci-Fi Channel, Studios USA, and USA Broadcasting. The Company will also benefit from the strength of the Lycos Network to circulate traffic by introducing the fastest growing audience on the Web to all its properties. In addition, USA/Lycos advertisers and commerce allies will benefit from access to TV, online and Ticketmaster outlets, creating unprecedented advertising, commerce and promotional opportunities.

Barry Diller said: "This places all the necessary ingredients for electronic information and commerce, from 'old' soup to 'new' nuts, into one centrally and
aggressively managed enterprise.   There is no excuse now for us not to be a
dominant player as the world continues its transition towards interactive systems. I have great confidence in the ability of Bob Davis, together with the superb leadership of Mark Bozek at Home Shopping Network, Charles Conn at Ticketmaster-Online CitySearch, Inc., Terry Barnes and Gene Cobuzzi at Ticketmaster and Alan Citron at USA Networks Interactive, to be able to execute the ambitious agenda we've set before ourselves."

"With this move, the company Lycos built through aggressive acquisition, quality brands and talented employees instantly becomes a major media company and a global commerce force," said Robert Davis. "Lycos has not only survived the portal wars, but with USA/Lycos we have vaulted past our competition and dwarfed them in revenue, earnings and cash flow. Our combination of commerce, global and localized content and community delivers unprecedented value to consumers, advertisers and commerce partners in a way no other entity can. Further, with the legendary vision of Barry Diller on our side, we can set the standards for a 21st century media company."

Charles Conn said: "We believe the new company has the potential to be the first Internet network that integrates local content and transactions both as a destination and across vertical interests. The new USA/Lycos Interactive Networks will accelerate our efforts to build the definitive network of city guides and local commerce."

The transaction is subject to receipt of regulatory approvals, including Lycos shareholder approval. Lycos' largest shareholder, CMG Information Services, which owns approximately 20 percent of the outstanding shares of Lycos, has advised that it is fully supportive of the transaction. The transaction is expected to be completed in the second quarter of 1999. In connection with the transaction, Lycos granted to each of USAi and TMCS shareholders customary breakup provisions.

Allen & Company and Lazard Freres acted as financial advisers to USAi. Chase Securities also provided financial advisory services to USAi in connection with this transaction. Wasserstein Perella acted as financial advisers to Lycos and Goldman Sachs provided financial advisory services to TMCS.
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USA/LYCOS INTERACTIVE NETWORKS PROPERTIES

Lycos, Inc. (www.lycos.com), a leading global Web media company, has a major presence throughout the U.S, Europe and Asia. The Lycos Network is the second most visited hub on the Internet and the world's largest online community. The unified set of Lycos Web sites attracts a diverse audience by offering a variety of services including leading Web navigation resources, homepage building and other Web community services and a comprehensive shopping center. The Lycos Network is composed of premium sites: (www.lycos.com), Tripod (www.tripod.com), Angelfire (www.angelfire.com), MailCity (www.mailcity.com), HotBot (www.hotbot.com), HotWired (www.hotwired.com), Wired News (www.wired.com), WhoWhere? (www.whowhere.com), Suck (www.suck.com) and Webmonkey (www.webmonkey.com). Lycos owns four of the top 20 most visited Internet sites Lycos.com, Tripod, Angelfire and HotBot.

Ticketmaster Online-CitySearch, Inc. (www.ticketmaster.com), (www.citysearch.com) is a leading provider of local city guides, local advertising and live event ticketing on the Internet. The CitySearch city guides provide up-to-date information regarding arts and entertainment events, community activities, recreation, business, shopping, professional services and news/sports/weather to consumers in metropolitan areas. Ticketmaster Online offers consumers up-to-date information on live entertainment events and a convenient means of purchasing tickets for live events and related merchandise on the World Wide Web in 44 states and in Canada and the United Kingdom.

The Home Shopping Network (www.hsn.com) pioneered the electronic retailing industry in 1977. Its 24-hour programming reaches 70 million households via cable, broadcast television and satellite dishes. The Home Shopping Network holds interests in shopping channels in Germany and Japan and recently launched Home Shopping en Espanol, a joint venture with Univision.

Ticketmaster (www.ticketmaster.com) is the world's leading computerized ticketing service; selling 70 million tickets valued at more than two billion dollars, through more than 2,900 retail Ticket Center outlets; 29 worldwide telephone call centers; and its Internet site. Ticketmaster serves more than 3,750 clients in the U.S., South America, Canada, Mexico, Europe, and Australia. The company provides ticketing for 85 professional sports franchises and hundreds of leading arenas, stadiums, performing arts venues, and theaters. Clients receive comprehensive ticket inventory control and management, broad distribution, and dedicated marketing and support services. Consumers receive convenient access to tickets for more than 150,000 events a year, including a broad range of concerts, sports, family entertainment, performing arts, and movies.

Internet Shopping Network (www.isn.com) was the first online retailer in the world. Its primary service is First Auction, a leading real-time online auction, featuring consumer electronics, computers, home and leisure merchandise and jewelry. It has conducted over a million auctions since its inception in 1997. "Flash Auctions," an exclusive feature of First Auction, starting at one dollar and lasting just 30 minutes, set the standard for interactive online commerce.

USA NETWORKS, INC.

USA Networks, Inc. is a diversified media and electronic commerce company with assets that include the following: USA Network; The Sci-Fi Channel; Studios USA,; USA Broadcasting; Home Shopping Network; Ticketmaster; USA Networks Interactive and Internet Shopping Network, whose primary service is First Auction. The company also owns a controlling interest in Ticketmaster Online-CitySearch, Inc. (NASDAQ: TMCS), a leading provider of local content and live event ticketing on the World Wide Web.

                                      ###

The matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Actual results could differ materially from those described in this press release. Factors that could cause or contribute to these differences include, but are not limited to, the risk that the businesses of Lycos and TMCS and the contributed businesses of USA may not be integrated successfully or within the time frame envisioned, the risk that the expected financial results, business opportunities and synergies anticipated to result from this business combination will not be achieved or will fail to be achieved within the expected time frame, and those matters discussed under the heading "Factors Affecting the Company's Business, Operating Results and Financial Condition" in the Lycos, Inc. Annual Report on Form 10-K for the fiscal year ended July 31, 1998, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the USA Form 10-Q for the quarter ended September 30, 1998 and under the heading "Risk Factors" in the offering prospectus, dated December 2, 1998, of TMCS.



                                   CONTACTS:


                                     USAI:
                                     -----
                Press Relations/ Jennifer Goebel: 212-314-7373
                 Investor Relations/ Roger Clark: 212-314-7400


                                    LYCOS:
                                    ------
        Press Relations/ Michele Perry: 212-314-7253 (or) 781-370-2678
              Schwartz Communications/ Emily Fisher: 781-684-0770


                        TICKETMASTER ONLINE-CITYSEARCH:
                        -------------------------------
               Investor Relations/ Sara Strickland: 626-660-2758